SPICER JEFFRIES LLP
Certified Public Accountants
4601 DTC BOULEVARD • SUITE 700
DENVER, COLORADO 80237
TELEPHONE: (303) 753-1959
FAX: (303) 753-0338
www.spicerjeffries.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We hereby consent, in the Prospectus and the Statement of Additional Information of Alpha Architect U.S. Quantitative Value ETF (“QVAL”), Alpha Architect International Quantitative Value ETF (“IVAL”), Alpha Architect U.S. Quantitative Momentum ETF (“QMOM”), Alpha Architect International Quantitative Momentum ETF (“IMOM”), the Alpha Architect Value Momentum Trend ETF (“VMOT”) (collectively, the “Funds”) the use of our report dated November 29, 2022 relating to our audit of the financial highlights for the years ended September 30, 2022, 2021, 2020, and 2019 and to the reference to our Firm, the Prior Firm, the Trust’s “independent registered public accounting firm”.

/s/ Spicer Jeffries LLP

Denver, Colorado
April 1, 2024